UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 4, 2020
METLIFE, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-15787			13-4075851
(Commission File Number)			(IRS Employer Identification No.)

200 Park Avenue,	New York,	NY	10166-0188
(Address of Principal Executive Offices)			(Zip Code)
(212) 578-9500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	MET	New York Stock Exchange
Floating Rate Non-Cumulative Preferred Stock, Series A, par value $0.01	MET PRA	New York Stock Exchange
Depositary Shares, each representing a 1/1,000th interest in a share of 5.625% Non-Cumulative Preferred Stock, Series E	MET PRE	New York Stock Exchange
Depositary Shares, each representing a 1/1,000th interest in a share of 4.75% Non-Cumulative Preferred Stock, Series F	MET PRF	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.02 Results of Operations and Financial Condition.
On November 4, 2020, MetLife, Inc. issued (i) a news release announcing its results for the quarter ended September 30, 2020 (the “Earnings Release”), a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference, and (ii) a Quarterly Financial Supplement for the quarter ended September 30, 2020 (the “Quarterly Financial Supplement”), a copy of which is attached hereto as Exhibit 99.2 and is incorporated herein by reference. The Earnings Release and the Quarterly Financial Supplement are furnished and not filed pursuant to instruction B.2 of Form 8-K.
Item 7.01 Regulation FD Disclosure.
On November 4, 2020, MetLife, Inc. issued a supplemental slide presentation for the quarter ended September 30, 2020 (the “Supplemental Slides”), a copy of which is attached hereto as Exhibit 99.3 and is incorporated herein by reference. The slides highlight information in MetLife, Inc.’s Earnings Release and Quarterly Financial Supplement for the quarter ending December 31, 2020. The Supplemental Slides are furnished and not filed pursuant to instruction B.2 of Form 8-K.
Item 8.01 Other Events.
As used herein, “MetLife,” the “Company,” “we,” “our” and “us” refer to MetLife, Inc., a Delaware corporation incorporated in 1999, its subsidiaries and affiliates.
Consolidated Company Outlook
The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Executive Summary — Consolidated Company Outlook” included in MetLife, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Annual Report”). There have been no material changes to our consolidated company outlook from that previously discussed in the 2019 Annual Report except as noted below.
We continue to closely monitor developments relating to the novel coronavirus COVID-19 pandemic (the “COVID-19 Pandemic”) and assess its impact on our business. The COVID-19 Pandemic continues to impact the global economy and financial markets and has caused volatility in the global equity, credit and real estate markets. Governments and businesses have taken numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, social distancing, shelter in place or total lock down orders, and business limitations and shutdowns. Some governments and businesses have begun to ease some restrictions. Others have reinstated restrictions they previously lifted. Nevertheless, these measures have disrupted and will continue to disrupt business activity and have resulted in an economic slowdown and volatility in the financial markets, to which governments and central banks around the world have responded with unprecedented fiscal and monetary policies.
In addition, a prolonged low, zero, or negative interest rate environment remains possible. The economic projections of the Board of Governors of the Federal Reserve System suggest that the current low interest rate environment will continue until 2023, and potentially longer. We believe that our investment portfolio is highly diversified and well positioned to withstand economic downturns; however, we expect that the market-related effects of the COVID-19 Pandemic, as well as the sustained low interest rate environment, will continue to have an impact across our investment portfolio. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Industry Trends — Impact of a Sustained Low Interest Rate Environment” included in the 2019 Annual Report for discussion of the mitigating actions the Company has taken to reduce interest rate sensitivity as market interest rates are a key driver of our results.
Events related to the COVID-19 Pandemic may continue to adversely affect our business operations, investment portfolio, derivatives, financial results or financial condition. See “Risk Factors — Pandemic Risks — The Course of the Novel Coronavirus (COVID-19) Pandemic, and Responses to It, Are Uncertain and Difficult to Predict, But Have Adversely Affected and May Continue to Adversely Affect Our Business, Results of Operations, and Financial Condition” disclosed from time to time in MetLife, Inc.’s periodic reports. We have implemented risk management and business continuity plans and taken preventive measures and other precautions, such as employee business travel restrictions and remote work arrangements which, to date, have enabled us to maintain our critical business processes, customer service levels, relationships with key vendors, financial reporting systems, internal controls over financial reporting and disclosure controls and procedures.
We granted and continue to grant certain accommodations to our customers, borrowers and lessees, including (i) waiving exclusions, such as deferred rate increases, extending premium grace periods, waiving late payment fees, and relaxing claim documentation requirements, (ii) credits on auto and insured dental premiums, (iii) payment deferrals and other loan modifications on certain commercial, agricultural and residential mortgage loans, and (iv) certain operating and direct financing lease concessions. During the nine months ended September 30, 2020, MetLife, Inc. proactively raised $3.0 billion from the capital markets ($2.0 billion of preferred stock and $1.0 billion of senior debt), providing us with additional capital flexibility in dealing with cash flow volatility related to the current environment, as well as demonstrating our ongoing access to capital markets. As of September 30, 2020, we had $7.8 billion of cash and liquid assets at the holding companies which is above the high end of our $3.0 billion to $4.0 billion holding company cash target.

In the fourth quarter of 2020, we expect to close the pending acquisition of Versant Health, Inc. for approximately $1.675 billion in an all cash transaction. In addition, we announced in September 2020 the expected repurchase of common stock remaining under MetLife, Inc.’s common stock repurchase authorization by the end of 2020. Further, in October 2020, we redeemed $1.0 billion of preferred stock. We still expect that, after all of these events, we will be above the high end of our holding company cash target.
Our capital stress testing and longstanding commitment to liquidity position us to withstand the current crisis. We have, and may continue to maintain, a higher than normal level of short-term liquidity, which may adversely affect net investment income if the reinvestment process occurs over an extended period of time. We do not expect any material liquidity deficiencies, and we expect to remain able to comply with the financial covenants of our credit agreements. We will continue reviewing accounting estimates, asset valuations and various financial scenarios for capital and liquidity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Industry Trends — Regulatory Developments,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Investments — Current Environment” and “Risk Factors” disclosed from time to time in MetLife, Inc.’s periodic reports for additional information.
As noted in our 2019 Annual Report, we expected (i) the average annual ratio of free cash flow to adjusted earnings over the two-year period of 2020 and 2021 to be 65% to 75%, assuming interest rates follow the observable forward yield curves as of December 31, 2019, including a 10-year U.S. Treasury rate between 1.5% and 4.5%, and (ii) to generate approximately $20.0 billion of free cash flow over the next five years. Equity market prices have increased during the second and third quarters of 2020, but continue to remain volatile while interest rates remain low. As a result, our ability to meet these targets could be challenged.
Assuming (i) interest rates follow the observable forward yield curves as of September 30, 2020, including a 10-year U.S. Treasury rate of 0.68% at September 30, 2020, and 0.74% at December 31, 2020, and (ii) a mid-single digit S&P Global Ratings (“S&P”) 500 equity index increase for the full year 2020, we expect the average annual ratio of free cash flow to adjusted earnings over the two-year period of 2019 and 2020 to be 65% to 75%. If, however, over the two-year period of 2020 and 2021, credit spreads and equity markets revert back to the March 31, 2020 levels, our average annual ratio of free cash flow to adjusted earnings could be 40% to 60% reflecting the impact of regulatory cash flow testing on our New York domiciled insurance entity, Metropolitan Life Insurance Company, and the related impact of the COVID-19 Pandemic on investment credit losses.
We continue to target an adjusted return on equity, excluding accumulated other comprehensive income other than foreign currency translation adjustments of 12% to 14% over the near-term under non-recessionary market conditions. However, with (i) recent macroeconomic changes and equity market volatility, (ii) actual private equity returns of negative 8% in the second quarter of 2020 and positive 7% in the third quarter of 2020, and (iii) assuming (a) interest rates follow the observable forward yield curves as of September 30, 2020, including our updated assumptions for the 10-year U.S. Treasury rates noted above, (b) a mid-single digit S&P 500 equity index increase for the full year 2020, and (c) positive low to mid-single digit private equity returns in the fourth quarter of 2020, we expect to be below the low end of the target range. This target range also included the completion of restructuring charges related to our unit cost improvement program which, as we noted in our 2019 Annual Report, is expected to result in an approximately $900 million of pre-tax expense margin expansion in 2020, or approximately a 12.3% direct expense ratio, excluding total notable items related to direct expenses and pension risk transfers, in 2020. We remain committed to achieving this direct expense ratio in 2020 while creating additional capacity to fund over $1.0 billion in incremental technology and innovative investments to accelerate our growth over the next five years and to manage expense margins and protect profit margins in more challenging environments.
Furthermore, we remain fully committed to our Next Horizon Strategy, which was introduced at our December 2019 Investor Day.
Our outlook relies on the accuracy of our assumptions about future economic and business conditions, which can be affected by known and unknown risks and other uncertainties, such as those posed by the COVID-19 Pandemic. Due to the evolving and highly uncertain nature of the COVID-19 Pandemic, we are continually reviewing our assumptions, implementing plans, and taking precautions. As we obtain more information regarding the effects of the COVID-19 Pandemic, the effect and efficacy of efforts taken to respond to it, and the impact of these events on our business operations, investment portfolio, derivatives, financial results and financial condition, we may revise our outlook. Additional guidance from the U.S. Treasury, the U.S. Securities and Exchange Commission or the Financial Accounting Standards Board may also require us to revise our outlook in future periods.

Forward-Looking Statements and Other Financial Information
The forward-looking statements in this Item 8.01 of MetLife’s Current Report on Form 8-K such as “accelerate,” “anticipate,” “assuming,” “believe,” “can be affected,” “committed to,” “continue,” “could,” “expect,” “if,” “may,” “next,” “possible,” “potential,” “project,” “remain,” “target,” “well positioned,” and “will” are based on assumptions and expectations that involve risks and uncertainties, including the “Risk Factors” MetLife, Inc. describes in its U.S. Securities and Exchange Commission filings. MetLife’s future results could differ, and it has no obligation to correct or update any of these statements.
We refer to observable forward yield curves as of a particular date in connection with making our estimates for future results. The observable forward yield curves at a given time are based on implied future interest rates along a range of interest rate durations. This includes the 10-year U.S. Treasury rate which we use as a benchmark rate to describe longer-term interest rates used in our estimates for future results.

Item 9.01 Financial Statements and Exhibits.

99.1	News release of MetLife, Inc., dated November 4, 2020, announcing its results for the quarter ended September 30, 2020

99.2	Quarterly Financial Supplement for the quarter ended September 30, 2020

99.3	Supplemental Slides for the quarter ended September 30, 2020

101	Pursuant to Rule 406 of Regulation S-T, the cover page is formatted in Inline XBRL (Inline eXtensible Business Reporting Language)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document and included in Exhibit 101)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METLIFE, INC.

By:	/s/ Tamara L. Schock
	Name:	Tamara L. Schock
	Title:	Executive Vice President and Chief Accounting Officer
Date: November 4, 2020